Exhibit 10.38

EMPLOYMENT AGREEMENT

This Agreement is an amendment and restatement of the employment agreement dated July 17, 2008 (“Effective Date”), between SIRVA, INC., a Delaware corporation with its principal place of business located at 700 Oakmont Lane, Westmont, Illinois 60559 (the “Company”), and WES W. LUCAS, an individual residing at                                                                               (“Executive”). The purpose of this amendment and restatement is to reflect the action taken by the Company’s Board of Directors on September 28, 2009 to approve and adopt the Company’s Long Term Incentive Plan and to grant shares of restricted Company common stock to the Executive. This Agreement is effective October 1, 2009 and shall replace the original employment agreement as of such date.

WITNESSETH:

The parties agree as follows:

1. EMPLOYMENT PERIOD

The Company shall employ Executive and Executive accepts such employment for a term beginning on the Effective Date and ending on July 17, 2013, upon the terms and conditions set forth herein, unless earlier terminated in accordance with the provisions of Section 5 herein (the “Employment Period”). Notwithstanding the foregoing, if Executive’s employment shall not have been terminated in accordance with the provisions of Section 5 herein on or before July 17, 2013, the Employment Period shall be automatically renewed for successive twelve (12) month terms commencing on July 17, 2013 and each anniversary thereof unless (a) Executive’s employment is terminated earlier in accordance with the provisions of Section 5 herein, or (b) the Board of Directors notifies Executive in writing at least 60 days prior to any such extension of its determination to not have the Employment Period so extend. Any termination of Executive’s employment shall automatically end the Employment Period.

2. DUTIES OF EXECUTIVE

Executive shall be employed by the Company as an officer of the Company as its Chief Executive Officer and a member of its Board of Directors (“Board”). Executive shall report directly and solely to the Board. Instructions and directions from the Board to Executive, when not delivered in person, shall be directed to Executive at his office in Jackson, Wyoming as shall all other official mail and other correspondence. Executive shall devote his full time and best efforts to the Company, except during periods of vacation, sick leave or disability. The duties of the Chief Executive Officer and member of the Board shall be those commonly performed by such positions in a company the size and nature of the Company. During the Employment Period, Executive shall be entitled to serve as a member of the board of directors of a reasonable number of companies, subject to Executive’s obtaining Board approval before beginning any such service, to serve on civic, charitable, educational, religious, public interest or public service boards and to manage Executive’s personal and family investments (collectively, “Outside Activities”), in each case, to the extent such activities do not materially interfere with the performance of Executive’s duties and responsibilities hereunder. Schedule I to this Agreement sets forth Executive’s Outside Activities as of the Effective Date.

3. COMPENSATION

a) Base Salary. The Company shall pay Executive for all duties and services hereunder an annual Base Salary of seven hundred thousand dollars ($700,000.00) (“Base Salary”), which shall be payable in accordance with general payroll practices of the Company. At least once each year, the Board shall review the performance of Executive to determine if any upward adjustments in his annual Base Salary are warranted. Once increased, the term Base Salary shall refer to the increased amount. For clarity, Executive’s annual Base Salary may not be decreased without Executive’s written consent.

b) Annual Incentive Award Program. Executive is entitled to participate in an Annual Incentive Award Program. The precise goals and metrics for this Annual Incentive Award Program will be defined fully during the remainder of 2008, and will be formalized by mutual consent of the Board and the Executive. The following are the general parameters of the proposed program that will be defined and formalized during the remainder of 2008:

i. General Parameters of Annual Incentive Award Program. The Annual Incentive Award shall be calculated and paid annually in accordance with three Incentive Levels based on the performance of Executive and the Company during the performance periods as set forth below. These three Incentive Levels will initially be linked together (but may not necessarily be linked together in future programs), with satisfactory performance achieved on Incentive Level #1 required before any payment is earned on Incentive Level #2, and satisfactory performance achieved on Incentive Level #2 before any payment is earned on Incentive Level #3. Each of these three levels has a target incentive payment of 100% of Base Salary. The performance period is the calendar year (January to December). The performance criteria will be based on the Company’s Annual Operating Plan for the applicable calendar year and shall be mutually agreed to annually between the Board and the Executive.

ii. Incentive Level Payments. Executive’s entitlement to the Incentive Level payments are contingent upon Executive being employed by the Company at the time of the payments, or as otherwise provided in this Agreement, and meeting the applicable performance goals, and shall be paid as follows:

i) Incentive Level #1: Upon completion of the annual audit for the year in which Incentive Level #1 criteria are measured, Executive shall receive a lump sum equivalent to one hundred percent (100%) of Executive’s annual Base Salary if the applicable performance criteria have been achieved.

ii) Incentive Level #2: On August 1 following the year for which Incentive Level #2 criteria are measured, Executive shall receive a lump sum equivalent to one hundred percent (100%) of Executive’s annual Base Salary if the applicable performance criteria have been achieved.

iii) Incentive Level #3: On December 31 following the year for which the Incentive Level #3 criteria are measured, Executive shall receive a lump sum equivalent to one hundred percent (100%) of Executive’s annual Base Salary if the applicable performance criteria for that year have been achieved.

If Executive meets the mutually agreed upon goals and metrics at a 100% level, Executive shall be entitled to 100% of the target Incentive Level payment for that level. However, Executive can receive lower payments for a lower percentage level of performance compared to the agreed upon goals and metrics for each level, or Executive can receive higher payments for a higher percentage level performance compared to the agreed upon goals and metrics for each level, in each case, based on the Board’s evaluation of Executive’s performance during the annual performance period.

c) Equity Participation Program As of the date hereof, the Executive and the Company have entered into a subscription agreement under which the Company has granted to the Executive 35,028 restricted shares of the Company’s common stock (the “Stock Grant”) equivalent to 3.25% of the common stock on a fully-diluted basis (1,077,778 shares of common stock fully diluted). The Stock Grant is subject to the terms and conditions of the Company’s Long Term Incentive Plan and the subscription agreement.

d) Fringe Benefits.

i. Pension. During the Employment Period and all extensions thereof, Executive shall be entitled to participate in the Company’s qualified pension plan and other benefit and retirement plans on the same basis as other senior executives of the Company.

ii. Health and Life Insurance. During the Employment Period and all extensions thereof, Executive shall be enrolled, and shall participate under the same terms as other executives and Directors of the Company, in the Company’s vacation and welfare benefit plans and programs (including, without limitation, the Company’s health, medical, dental, prescription, disability, and life insurance plan, and its Directors and Officers Liability Insurance programs), as the Company may, from time to time, make available generally to executive employees and Directors of the Company. In addition, the Company will reimburse Executive for the cost of an executive annual physical, and Executive shall select the provider. Each such reimbursement shall be made by the end of the calendar year next following the year the physical was performed.

iii. Automobile Allowance. During the Employment Period and all extensions thereof, Executive shall be entitled to an annual automobile allowance of $16,800 which shall be paid on or before the last day of each calendar year during the Employment Period.

iv. Office and Other Expense Reimbursements. During the Employment Period and all extensions thereof, the Company shall reimburse the Executive for business expenses reasonably incurred by him in maintaining his Jackson, Wyoming office, and for other reasonable business expenses not covered by the Company’s expense reimbursement policy, up to a maximum of $42,000 per year. The Executive shall provide adequate documentation of all expenses for which he is seeking reimbursement and any unused amounts may not be carried over to a subsequent year. All reimbursements under this paragraph shall be made by the end of the calendar year next following the year the expense was incurred. Further, during the Employment Period and all extensions thereof, Executive shall be reimbursed for other expenses incurred in connection with the performance of his duties for the Company in accordance with the expense reimbursement policies of the Company as in effect from time to time. The Company shall reimburse Executive in full, for any and all of these purchases in accordance with the Company’s expense reimbursement policy then in effect.

4. OFFICE LOCATION

The Executive understands and agrees that the effective performance of his duties as Chief Executive Officer requires weekly travel from his office to Company offices and locations, both within and without the U.S., as well as to visit current and prospective customers and the Company’s global network of agents. The Company shall reimburse the Executive in accordance with the Company’s expense reimbursement policy for all such reasonable and necessary travel expenses incurred in connection with the performance of his duties hereunder. The Executive’s office for the performance of services to the Company shall be in the Jackson, Wyoming area                                                                              . The Company shall not, without the Executive’s consent, relocate the Executive’s office outside of Jackson, Wyoming.

5. TERMINATION

Executive’s employment shall be terminated before the end of the Employment Period on the following terms:

a. Termination in the Event of the Death or Complete Disability of Executive. Executive’s employment shall automatically terminate upon Executive’s death and the Company may terminate Executive’s employment in the event of his Complete Disability.

i. For purposes of this Agreement, “Complete Disability” means the physical or mental inability of Executive to perform his duties under the Agreement with or without reasonable accommodation for a period of 180 consecutive days or for any 270 non-consecutive days in any one year period.

ii. In the event of a termination due to the death or Complete Disability of Executive, the Company shall pay to Executive and/or his Estate a lump sum payment equal to all earned but unpaid Base Salary under Section 3(a) of this Agreement, all earned but unpaid Annual Incentive Award payments under Section 3(b) of this Agreement, and all accrued but unpaid expenses and vacation due under Section 3(d) of this Agreement. Said lump sum payment shall be made within thirty (30) days following the date of Executive’s termination.

b. The Termination of Executive for Cause or by Executive without Good Reason. The Company may terminate Executive’s employment at any time for Cause and Executive may terminate his employment without Good Reason, as defined in Section 5(b)(i) or (d) below, by providing 60 days written notice to the Company.

i. For the purposes of this Agreement, termination for “Cause” shall mean termination based upon:

i) Executive’s continued intentional failure to substantially perform Executive’s duties under the Agreement that is not cured within 15 business days of written notice from the Company requesting such performance;

ii) Executive’s conviction of a criminal offense that involves dishonesty or moral turpitude materially affecting the Company, or of any felony;

iii) Executive’s material breach of any material provision of this Agreement that is not cured within 15 business days of written notice from the Company;

iv) Any material act or omission by Executive involving malfeasance or gross negligence in the performance of Executive’s duties to, or material deviation from any of the material policies or directives of, the Company that is not cured within 15 business days of written notice from the Company; and

v) Executive’s failure to reasonably cooperate in any audit or investigation of the business or accounting practices of the Company or its subsidiaries.

ii. If the Company terminates Executive’s employment for Cause, or Executive terminates his employment without Good Reason, the Company shall pay to Executive a lump sum payment equal to all earned but unpaid Base Salary under Section 3(a) of this Agreement, and all accrued but unpaid expenses and vacation due under Section 3(d) of this Agreement. Said lump sum payment shall be made within thirty (30) days following the date of Executive’s termination.

c. The Termination of Executive Without Cause. In the event the Company terminates Executive’s employment for a reason other than death, Complete Disability or for Cause, the Company shall pay to Executive a lump sum payment equal to all earned but unpaid Base Salary under Section 3(a) of this Agreement, all earned but unpaid Annual Incentive Award payments under Section 3(b) of this Agreement, and all accrued but unpaid expenses and vacation due under Section 3(d) of this Agreement. Said lump sum payment shall be made within thirty (30) days following the date of Executive’s termination. In addition, the Company shall provide Executive with the additional benefits specified in Section 5(e) below.

d. The Termination by Executive for Good Reason. Executive may terminate his employment for Good Reason in accordance with this Section 5(d).

i. For the purposes of this Agreement, termination by Executive for “Good Reason” shall mean termination based on the Company’s material breach of a material provision of this Agreement (whether intentional, reckless, or negligent) and/or any material changes, by the Company, in Executive’s duties that are inconsistent with his title, responsibilities, reporting relationships and/or authority; provided, however, that no termination shall occur on that basis unless Executive provides the Company with advance written notice within ninety (90) days of the initial occurrence of the condition allegedly constituting Good Reason (which notice shall specify the acts or omissions that allegedly constitute Good Reason), and if the Company does not cure the breach within sixty (60) days of receipt of such notice, the Executive terminates his employment upon the expiration of such sixty day period.

ii. In the event of a termination by Executive for Good Reason, the Company shall pay to Executive a lump sum payment equal to all earned but unpaid Base Salary under Section 3(a) of this Agreement, all earned but unpaid Annual Incentive Award payments under Section 3(b) of this Agreement, and all accrued but unpaid expenses and vacation due under Section 3(d) of this Agreement. Said lump sum payment shall be made within thirty (30) days following the date of Executive’s termination. In addition, the Company shall provide Executive with the additional benefits specified in Section 5(e) below.

e. Additional Benefits in the Event of Termination Under Sections 5(c) and 5(d). If, during the Employment Period and any extensions thereof, the Company terminates Executive’s employment without Cause pursuant to Section 5(c), or Executive terminates his employment for Good Reason pursuant to 5(d), then, in the event Executive, within 45 days of his date of termination, executes, delivers and does not revoke a general release of claims in a form reasonably prescribed by the Company (“Release”) and such Release becomes irrevocable, during the one-year period following the termination of Executive’s employment (the “Severance Period”), the Company shall:

i. Pay Executive his annual Base Salary at his final rate of pay in accordance with Section 3(a) of this Agreement in substantially equal bi-weekly installments; and

ii. Treat, for one additional year, Executive as if he were actively employed by the Company for purposes of the vesting of his Stock Grant, as provided in Section 3(c) of this Agreement, and to the extent permitted by law, continue to provide Executive with the fringe benefits set forth in Section 3(d)(i), Section 3(d)(ii), Section 3(d)(iii) and Section 3(d)(iv) of this Agreement.

f. Additional Benefits in the Event of a Termination under Sections 5(c) and 5(d) following a Change in Control. If, during the Employment Period and any extensions thereof, a Change in Control (as that term is defined in the Company’s Long Term Incentive Plan) occurs, and within two (2) years following said Change in Control the Company terminates Executive’s employment without Cause pursuant to Section 5(c), or Executive terminates this Agreement for Good Reason pursuant to Section 5(d), then, in the event Executive, within 45 days of his date of termination, executes, delivers and does not revoke a Release, Executive shall receive, in addition to the benefits described in Section 5(c), Section 5(d) and Section 5(e)(ii) of this

Agreement, a lump sum payment equal to two (2) times his annual Base Salary at his final rate of pay in accordance with Section 3(a) of this Agreement. Said lump sum payment shall be made within thirty (30) days following the date the Release becomes irrevocable. For the sake of clarity, Executive shall not be entitled to the payments set forth in Section 5(e)(i) of this Agreement if he becomes entitled to the benefit set forth in this Section 5(f).

g. Full Discharge. The amounts payable to Executive following termination of the Employment Period pursuant to this Section 5 shall be in full and complete satisfaction of Executive’s rights under this Agreement and any other claims he may have in respect of his employment by the Company or any of its subsidiaries, and Executive acknowledges that such amounts are fair and reasonable, and his sole and exclusive remedy, in lieu of all other remedies at law or in equity, with respect to the termination of his employment hereunder.

6. RESTRICTIVE COVENANTS

a) Non-Competition. In consideration of the Company entering into this Agreement, Executive hereby agrees and covenants that during the Employment Period and any extensions thereof and for a period of three (3) years thereafter (the “Restricted Period”), Executive shall not directly or indirectly, either for himself or for any other person, partnership, corporation or company, own, manage, control, participate in, consult with, render services for, permit his name to be used or in any other manner engage in any business or enterprise which provides, or which engages Executive in order to assist such business or enterprise in any manner with preparing or planning to provide, similar products and services to those provided by the Company or its subsidiaries or those which the Company or its subsidiaries are planning to provide, anywhere in the United States of America as of the date hereof, which generally includes relocation or moving solutions to customers (including program development and management, home purchase and home sales services, household goods moving, and/or mortgage services). For purposes of this Agreement, the term “participate” includes any direct or indirect interest in any enterprise, whether as an officer, director, employee, partner, sole proprietor, agent, representative, independent contractor, seller, franchisor, franchisee, creditor, or owner; provided that nothing herein shall prohibit Executive from having passive ownership of less than 2% of the stock of a publicly-held corporation whose stock is traded on a national securities exchange or in the over-the-counter market. Executive agrees that the business of the Company and its subsidiaries, and the goodwill attributed thereto, has been carried on and/or currently extends across the entire United States, and further agrees that the covenants contained in this Agreement are reasonable with respect to its duration, geographical area and scope. Executive acknowledges the enforceability of these covenants and agrees that these covenants are necessary to protect the goodwill attributed to the business of the Company.

b) Non-Solicitation. In consideration of the Company entering into this Agreement, Executive hereby agrees and covenants that during the Restricted Period, Executive shall not directly or indirectly through another entity (i) solicit or attempt to solicit any employee of the Company or its subsidiaries to leave the employ of the Company or such subsidiary, or in any way unlawfully interfere with the relationship between the Company or its subsidiaries and any employee thereof, (ii) hire any person who is, or within the preceding 12 months was, an employee, independent contractor or consultant of the Company or its subsidiaries or (iii) solicit or attempt to solicit any customer of the Company or its subsidiaries to cease doing business with the Company or such subsidiary or otherwise call-on, solicit or in any other way interfere with the relationship between any such customer and the Company or its subsidiaries.

c) Intellectual Property. Intellectual property (including such things as all ideas, concepts, inventions, plans, developments, software, data, configurations, materials (whether written or machine-readable), designs, drawings, illustrations and photographs that may be protectable, in whole or in part, under any patent, copyright, trademark, trade secret, or other intellectual property law), developed, created, conceived, made or reduced to writing or practice during Executive’s employment with the Company or its subsidiaries, except intellectual property that has no relation to the Company, its subsidiaries or any of its customers that he developed purely on his own time and at his own expense, shall be the sole and exclusive property of the Company, and Executive hereby assigns all of his rights, title and interest in any such intellectual property to the Company.

d) Return of Company Property. All documents, data, recordings, or other property, whether tangible or intangible, including all information stored in electronic form, obtained or prepared by or for Executive and utilized by Executive in the course of Executive’s employment with the Company or any of its subsidiaries shall remain the exclusive property of the Company. Executive shall return such property that is in Executive’s possession or control promptly after receipt of a written request from the Company. Anything to the contrary notwithstanding, nothing in this Section 6(d) shall prevent Executive from retaining materials of a personal nature, including personal diaries, calendars and Rolodexes, information relating to Executive’s compensation or relating to reimbursement of expenses, information that Executive reasonably believes may be needed for tax purposes, and copies of plans, programs and agreements relating to Executive’s employment.

e) Non-Disparagement. During the Employment Period and thereafter, Executive agrees not to make any public statement that is intended to or could reasonably be expected to disparage the Company or its subsidiaries or their directors, officers, employees, products or services. During the Employment Period and thereafter, the Company agrees that it shall not make a public statement that is intended to or could reasonably be expected to disparage Executive. Notwithstanding the foregoing, nothing in this Section shall prevent any person from (i) responding publicly to any incorrect, disparaging or derogatory public statement to the extent reasonably necessary to correct or refute such public statement or (ii) making any truthful statement to the extent (x) necessary with respect to any litigation, arbitration or mediation involving this Agreement, including, but not limited to, the enforcement of this Agreement or (y) required by law or by any court, arbitrator, mediator or administrative of legislative body (including any committee thereof) with actual or apparent jurisdiction to order such person to disclose or make accessible such information.

f) Enforcement. This Section 6 and Section 7 shall survive the termination of this Agreement for any reason. If, at the time of enforcement of this Agreement, a court holds that the restrictions stated herein are unreasonable under circumstances then existing, the parties hereto agree that the maximum duration, scope or geographical area reasonable under such circumstances shall be substituted for the stated period, scope or area and that the court shall be allowed to revise the restrictions contained herein to cover the maximum duration, scope and area permitted by law. Because Executive’s services are unique and because Executive has access to Confidential Information (as defined below) (including, without limitation, trade secrets) of the Company, the parties hereto agree that money damages would be an inadequate remedy for any breach of this Agreement. Therefore, in the event of a breach or threatened breach of this Agreement, the Company or its successors or assigns may, in addition to other rights and remedies existing in their favor, (a) terminate further severance payments and benefits payable pursuant to this Agreement and (b) apply to any court of competent jurisdiction for specific performance and/or injunctive or other relief in order to enforce, or prevent any violations of, the provisions hereof (without posting a bond or other security). During the Restricted Period, Executive shall be required to provide a copy of the Restrictive Covenants contained in this Section 6 and Section 7 to any potential employer prior to accepting employment with such employer.

7. CONFIDENTIAL INFORMATION

During the Employment Period and any extensions thereof, Executive will have access to certain Confidential Information. “Confidential Information” includes all trade secrets of Company and any information or item to which the Company limits access, to any extent, either internally or externally, or designates as “Confidential” in accordance with Company policy. Executive agrees to hold all Confidential Information in strict confidence and will not use Confidential Information other than for the Company’s benefit. Executive will not disclose Confidential Information to any other person without the prior written consent of the Company.

8. INDEMNIFICATION

The Company shall indemnify, defend, and hold Executive harmless to the fullest extent permitted by law from and against any and all losses, damages, expenses, claims, fines, penalties, forfeitures, liquidated damages and causes of action of every type and character, civil or criminal, arising out of, or in connection with, the Company’s business and/or Executive’s duties on behalf of himself and the Company; provided that this indemnity shall not apply in respect of any action or claim by the Company against Executive or by Executive against the Company. Also, Company will provide Executive with Directors and Officers Insurance Coverage for Executive on terms at least as favorable as the coverage for other Members of the Board, during and after the Employment Period. It is expressly understood and agreed that the Company’s obligation to indemnify Executive as provided in this Agreement shall survive the termination of this Agreement.

9. JURISDICTION

The parties further agree that this Agreement shall be governed, interpreted and construed in accordance with the laws of the State of Illinois. Each of the parties agrees that any dispute between the parties shall be resolved only in the state or federal courts of the State of Illinois. In that context, and without limiting the generality of the foregoing, each of the parties hereto irrevocably and unconditionally (a) submits for himself or itself in any proceeding relating to this Agreement or Executive’s employment by the Company or its subsidiaries, or for the recognition and enforcement of any judgment in respect thereof (a “Proceeding”), to the exclusive jurisdiction of the state and/or federal courts of the State of Illinois, and agrees that all claims in respect of any such Proceeding shall be heard and determined in such Illinois state or federal court; (b) consents that any such Proceeding may and shall be brought in such courts and waives any objection that he or it may now or thereafter have to the venue or jurisdiction of any such Proceeding in any such court or that such Proceeding was brought in an inconvenient court and agrees not to plead or claim the same; (c) waives all right to trial by jury in any Proceeding (whether based on contract, tort or otherwise) arising out of or relating to this Agreement or Executive’s employment by the Company or its subsidiaries, or his or its performance under or the enforcement of this Agreement; (d) agrees that service of process in any such Proceeding may be effected by mailing a copy of such process by registered or certified mail (or any substantially similar form of mail), postage prepaid, to such party at his or its address as provided in Section 10; and (e) agrees that nothing in this Agreement shall affect the right to effect service of process in any other manner permitted by the laws of the State of Illinois.

10. NOTICE

Any notice required, permitted, or desired to be given pursuant to any of the provisions of this Agreement shall be sent by hand delivery, certified mail, overnight mail, or fax, to the following:

If to the Company:

SIRVA, INC.

700 Oakmont Lane

Westmont, Illinois 60559

Attention: General Counsel

tel: (630) 570-3000

fax: (630) 468-4706

If to Executive:

WES W. LUCAS

tel:

fax:

Notice shall be deemed to have been given (i) when delivered by hand; (ii) two business days after being mailed by United States certified mail; (iii) one business day after being sent by overnight delivery; or (iv) when faxed with confirmation of delivery.

11. BINDING EFFECT

This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors, assigns, and legal representatives.

12. COOPERATION

Executive agrees that, during the Employment Period and any extensions thereof, for (1) year thereafter and, if longer, during the pendancy of any litigation or other proceeding, (i) Executive shall not communicate with anyone (other than Executive’s attorneys and tax and/or financial advisors and except to the extent Executive determines in good faith is necessary in the performance of Executive’s duties hereunder) with respect to the facts or subject matter of any pending or potential litigation, or regulatory or administrative proceeding involving the Company or any of its affiliates, other than any litigation or other proceeding in which Executive is a party-in-opposition, without giving prior notice to the Company or the Company’s counsel, and (ii) in the event that any other party attempts to obtain information or documents from Executive (other than in connection with any litigation or other proceeding in which Executive is a party-in-opposition) with respect to matters Executive believes in good faith are related to such litigation or other proceeding, Executive shall promptly so notify the Company’s counsel. Executive agrees to cooperate, in a reasonable and appropriate manner, with the Company and its attorneys, both during and after the termination of Executive’s employment, in connection with any litigation or other proceeding arising out of or relating to matters in which Executive was involved prior to the termination of Executive’s employment to the extent the Company pays all reasonable expenses Executive incurs in connection with such cooperation and to the extent such cooperation does not unduly interfere (as determined by Executive in good faith) with Executive’s personal or professional schedule.

13. RIGHT TO ASSIGN

Neither party shall have the right to assign this Agreement without the express written consent of the other party; provided that the Company may assign this Agreement in connection with a merger or a sale of all or substantially all of the assets of the Company.

14. HEADINGS AND CAPTIONS

Captions of the sections of this Agreement are for convenience and reference only, and the words contained shall not be held to modify, amplify, or aid in the interpretation of the provisions of this Agreement.

15. COUNTERPARTS

This Agreement may be executed in multiple counterparts, any one of which shall constitute an original of this contract.

16. NON-WAIVER

No delay or failure by a party to exercise any right under this Agreement, and no partial or single exercise of that right, shall constitute a waiver of that or any other right, unless otherwise expressly provided herein.

17. REPRESENTATIONS

Executive represents and warrants to the Company that Executive is not subject to any contract, agreement, judgment, order or decree of any kind, or any restrictive agreement of any character, that restricts Executive’s ability to perform his obligations under this Agreement or that would be breached by Executive upon her performance of his duties pursuant to this Agreement. This Agreement shall be rendered immediately null and void in the event of any violation of the foregoing representations. Executive represents and warrants to the Company that Executive does not have, and will not use in the course of his duties with the Company, any confidential information of a predecessor employer. Executive further represents and warrants to the Company that Schedule I to this Agreement is accurate and complete in all material respects.

18. SEVERABILITY

If any provision of this Agreement, as applied to either party or to any circumstances, shall be adjudged by a court to be void or enforceable, it shall be modified to the extent necessary to be enforceable (provided the modifications reflect the original intent of the parties) and, if not enforceable under applicable law, the same shall be deemed stricken from this Agreement and shall in no way affect any other provision of this Agreement or the validity or enforceability of this Agreement.

19. MODIFICATION

This Agreement may not be and shall not be deemed or construed to have been modified, amended, rescinded, cancelled, or waived in whole or in part, except by a written instrument signed by the parties hereto.

20. TAX WITHHOLDINGS

The Company may withhold from any salary and benefits payable under this Agreement all federal, state, city and other taxes or amounts as shall be determined by the Company to be required to be withheld pursuant to applicable laws, or governmental regulations or rulings.

21. ENTIRE AGREEMENT

This Agreement constitutes and expresses the entire agreement and understanding between the parties hereto in reference to all the matters referred to herein, and any previous discussions, promises, representations, and understanding relative thereto are merged into the terms of this Agreement and shall have no further force and effect.

SIRVA, INC.

By:	/s/ Susan Hobson Kus
Name: Susan Hobson Kus
Title: Secretary

WES W. LUCAS

/s/ Wes W. Lucas
Wes W. Lucas
Executive

Schedule I

Outside Activities

The Lucas Group

Biomass Capital (BMC)

Ultimate Jet

Other activities include church, community service, volunteer work, and charities